 Filed pursuant to Rule 424(b)(3)

File No. 333-269186

Saratoga Investment Corp.

Up to $300,000,000

Common Stock

Supplement No. 1, dated July 10, 2023

to

Prospectus, dated March 13, 2023 and

Prospectus Supplement, dated June 7, 2023

This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated June 7, 2023 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated March 13, 2023 (the “Base Prospectus,” and together with the ATM Prospectus Supplement and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of Saratoga Investment Corp. in an “at-the-market” offering (the “ATM Program”) pursuant to that certain equity distribution agreement (as described below). The terms “we,” “us,” and “our” refer to Saratoga Investment Corp. and its subsidiaries, unless indicated otherwise.

You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the information set forth under the sections entitled “Risk Factors” on page S-7 of the ATM Prospectus Supplement, page 11 of the Base Prospectus and in our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, which is incorporated by reference into the Prospectus, as well as in our subsequent filings with the Securities and Exchange Commission that are incorporated into the Prospectus, before investing in our common stock.

This supplement is being filed to reflect that, on July 10, 2023, we increased the maximum amount of shares of our common stock to be sold through the ATM Program to $300,000,000 from $150,000,000. In connection with the upsize of the ATM Program to $300,000,000, we entered into the amendment no. 2 to the equity distribution agreement, dated July 30, 2021 and as amended from time to time, with Ladenburg Thalmann & Co. Inc. and Compass Point Research & Trading, LLC. As a result and as of the date hereof, up to approximately $173.2 million in aggregate amount of our common stock remains available for sale under the ATM Program.